                                                                     EXHIBIT 2.3
                         AGREEMENT CONCERNING AMENDMENT
                               TO CREDIT AGREEMENT


         This Agreement dated as of May 27, 1999 by and among PNI Systems, LLC, a Georgia limited liability company (the "Company"), Preferred Networks, Inc., formerly a Delaware corporation and presently reincorporated in the State of Georgia (the "Parent"), each of the undersigned "Guarantors" and NationsBank, N.A. (the "Lender").

                              W I T N E S S E T H:

         WHEREAS, the Parent and the Company (hereinafter sometimes collectively referred to as "Borrowers") and the Lender entered into that certain Credit Agreement dated as of August 8, 1996 as amended by Amendments dated December 20, 1996, March 12, 1997, April 11, 1997, March 19, 1998 and November 12, 1998 (as
so amended the "Credit Agreement");

         WHEREAS, the indebtedness and obligations of the Borrowers under and related to the Credit Agreement are secured by, among other things, assets of each of the Guarantors;

         WHEREAS, Borrowers are in default under certain of the financial covenants set out in Section 8 of the Credit Agreement (the "Covenant Defaults");

         WHEREAS, Borrowers wish to modify the terms of the Credit Agreement so that, among other things, they will no longer be in default because of the Covenant Defaults;

         WHEREAS, the Borrowers and the Guarantors wish to obtain Lender's consent to a proposed sale of the assets of Preferred Technical Services, Inc., one of the Guarantors ("PTS"), and wish the Lender to release its security interest in and to said assets;

         WHEREAS, Lender is willing to enter into this Agreement in return for and in reliance on Borrowers' and Guarantors' covenants, reaffirmations and obligations, contained herein;

         NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein, Ten Dollars ($10.00) in hand paid by Lender to each of Borrowers and Guarantors, Lender's reliance hereon and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. Capitalized terms not otherwise specifically defined herein shall have the same meaning as given them in the Credit Agreement.

         2. Covenant Defaults. Borrowers acknowledge that they are in default under certain of the covenants in Section 8 of the Credit Agreement and that nothing herein shall constitute a waiver of such Covenant Defaults by Lender nor an agreement by Lender to forbear from taking any action or resorting to any remedy on account thereof.

         3. Amendments to the Credit Agreement Effective Now. It is hereby acknowledged and agreed that the Credit Amendment shall be and is hereby amended effective as of the date of this Agreement as follows:

               a) The following Section 10.19 shall be and is hereby added to and included in the Credit Agreement:

                                    10.19    Venue. Each of Borrowers and
                                    Guarantors hereby acknowledges and agrees that the proper venue for any suit or action filed by or against them in connection with this Agreement and in any way related thereto shall be in the applicable court of competent jurisdiction in Atlanta, Georgia and specifically agrees to submit itself to the jurisdiction of such court and hereby waives any and all defenses it may have to improper venue of any suite filed against it in said court.

               b) The following language contained in the first and second lines of Section 9.1 shall be deleted:

                                    "The Company and any Guarantor shall default in a payment when due any principal of any loan".

               There shall be and is hereby inserted in lieu and in replacement of the aforesaid deleted language the following language:

                                    "Any one or more of the Parent, the Company or any Guarantor shall default in the payment when due of any principal of any of the Loans or under any Guaranty".

               c) The phrase "or the Parent" shall be inserted after the words "The Company" in the second sentence of Section 9.1.

               d) The following Section 10.20 shall be and is hereby added to and included in the Credit Agreement:

                                    10.20    Cross Collaterization. Each of the
                                    Borrowers hereby acknowledges and agrees that any and all collateral security pledged to or in which a security interest has been granted to Lender as security for the Parent Note shall also constitute security for the Company Note and all collateral or security pledged to or in which a security interest has been granted to Lender as security for the Company Note shall also secure the Parent Note; and each of the Borrowers hereby covenants and agrees immediately to cause to be modified all Guaranties to provide that the Guarantors therein absolutely, irrevocably and unconditionally Guaranty due and punctual payment and performance when due of all the Obligations, including both those of the Company and of the Parent.

         4. Amendments to the Credit Agreement and Notes Effective only upon Timely Fulfillment of the "Amendment Conditions". Upon, but not only upon, Lender's determination, in its sole discretion, that each and all of the "Amendment Conditions" (as that term is defined in Section 6 below) have been fulfilled in accordance with the terms and conditions hereof by no later than May 28, 1999, the Credit Agreement and the Notes shall, effective upon such fulfillment, be amended as follows and all prior defaults thereunder shall be waived, including the Event of Default that has occurred pursuant to Section 9.4(i) of the Credit Agreement arising by reason of the Parent's failure to perform its obligations pursuant to Section 8 of the Credit Agreement during the fiscal quarters of the Parent ending March 31, 1999 and through the date of this
Agreement:

               a) Sections 8.1 through 8.4 of the Credit Agreement shall be deleted and shall be replaced by the following new Sections
                    8.1 through 8.6:

                                    8.1      The Parent and its Subsidiaries'
                                    must on the last day of each calendar month hold on a consolidated basis Cash and Cash Equivalents in an aggregate amount greater than or equal to $2,000,000.00, inclusive of the $1,500,000.00 certificate of deposit securing the Letter of Credit described in
                                    Section 10.21 below.

                                    8.2      The Parent's and its Subsidiaries,
                                    on a consolidated basis, EBITDA (which shall be defined as the existing definitions of EBITDA as set forth in the Credit Agreement excluding the following: interest expense, income taxes, depreciation, amortization, gains or losses resulting from changes in accounting principles or methods or extraordinary items, including but not limited to non-cash charges relating to the application of Statement of Financial Accounting Standard No. 121 relating to the impairment of long lived assets) shall be no less than negative seven hundred and fifty thousand dollars (-$750,000) for the quarter ending June 30, 1999, negative two hundred thousand dollars (-$200,000) for the quarter ending September 30, 1999, four hundred thousand dollars ($400,000) for the quarter ending December 31, 1999, and seven hundred fifty thousand dollars ($750,000) for the quarter ending March 31, 2000;

                                    8.3      Borrowers shall submit weekly
                                    Borrowing Base certification for use in
                                    determining availability of further draws or mandatory pay downs under the Credit Agreement.

                                    8.4      Borrower's Controlled Disbursement
                                    Accounts Preferred Networks, Inc. (CDA),
                                    Account #329-980-5251 (Georgia Account), and
                                    EPS Wireless, Controlled Disbursement,
                                    Account #233-022-6419 (Texas Account), at the Lender must be closed by June 30, 1999;

                                    8.5      Borrower will allow Lender to
                                    perform, at Borrower's expense, such
                                    comprehensive monitoring of borrowing base collateral (including but not limited to field exams) as Lender deems reasonably necessary or appropriate and Borrower shall cooperate fully with same;

                                    8.6      Borrower will pay, as and when
                                    received by Borrower, fifty percent (50%) of all funds released from reserves of $250,000.00 held at closing of the sale of the assets of PTS for "true ups", after payment of normal and customary closing costs, including expenses set forth in
                                    Section 7(a) hereof.

               b) The interest rate under each of the Company Note and the Parent Note shall be effective as of April 1, 1999 to and through September 30, 1999 the Prime Rate of Lender as the same may vary from time to time plus 1 1/2% per annum, and effective as of and including October 1, 1999 through April 30, 2000 the Prime Rate of Lender as the same may vary from time to time plus 2% per annum; and Section 2.5(a) of the Credit Agreement shall be modified accordingly. In addition the Maturity Date of each of the Company Note and the Parent Note shall be changed from July 30, 2000 to April 30, 2000; and, accordingly, the "Termination Date" as redefined in the Fourth Amendment of the Credit Agreement shall mean April 30, 2000.

               c) The following Section 10.21 shall be added to and included in the Credit Agreement:

                                    10.21    Letter of Credit. Borrowers have
                                    delivered to Lender an unconditional,
                                    irrevocable stand-by Letter of Credit in form and content satisfactory to Lender and issued by a national bank acceptable to Lender in the amount of $1,500,000, which Letter of Credit has an expiration date of July 15, 2000 and which Letter of Credit according to its terms may be drawn upon in full by Lender's presenting to the issuing national bank a certificate executed by an officer of Lender stating that one or more Events of Default has occurred under the Credit Agreement. The Letter of Credit shall serve as security for the Borrowers indebtedness and obligations under and related to the Credit Agreement, including but not limited to the indebtedness of the Parent under the Parent Note and the indebtedness of the Company under the Company Note. Any payments made to Lender under the Letter of Credit shall be applied against such indebtedness and obligations in such order as Lender in its sole discretion may determine.

               d) The reference to "$750,000" in subsection (iii) (B) of the definition of "Borrowing Base" in Section 1.1 of the Credit Agreement shall be replaced by a reference to "$500,000".

The foregoing amendments to the Credit Agreement shall become effective automatically and without the need for any further documentation at such time as Lender has determined in its sole discretion that each and all of the Amendment Conditions have been timely fulfilled in strict accordance with the terms and conditions hereof, which determination shall be evidenced by the "Triggering Event" as hereinafter defined in Section 5 below.

         5. Consent and Release. Upon Lender's determination, in its sole discretion, that each and all of the Amendment Conditions have been timely performed in strict accordance with the terms and conditions hereof, Lender shall consent to the sale of those of the assets of PTS listed on Schedule 1 hereto and shall release its security interest in and to such assets by executing a Consent and Release in the form attached hereto as Schedule 2 and an appropriate UCC-3 terminating its security interest as a matter of record. For purposes of this Agreement Lender's execution of the aforesaid Consent and Release and UCC-3 and delivery thereof to the Borrowers shall be deemed to be the "Triggering Event". To the extent the Amendment Conditions require a payment to Lender of certain of the proceeds from the sale of assets of PTS, assuming all other Amendment Conditions have been fulfilled, Lender will execute and deliver the aforesaid Consent and Release and UCC-3 simultaneously with delivery to it of such proceeds in immediately available funds.

         6. Amendment Conditions. For purposes of this Agreement the following shall constitute the "Amendment Conditions":

               a) There shall be no default or Event of Default existing under the terms of the Credit Agreement except for the previously admitted Covenant Defaults;

               b) Borrowers shall have delivered the Letter of Credit referred to in Section 4(c) above in form and content and issued by a national bank satisfactory to Lender;

               c) Borrowers shall have delivered to Lender evidence satisfactory to Lender that the net proceeds paid by buyer to Borrower from the sale of the assets of PTS will be an amount of at least $2,750,000.00;

               d) Borrowers shall have caused to be made a principal payment against the Company Note out of the proceeds of the sale of the assets of PTS in the amount of $1,000,000.00 in immediately available funds;

               e) Borrowers shall have caused to be made a principal payment against the Parent Note out of the proceeds of the sale of the assets of PTS in the amount of $750,000.00 in immediately available funds;

               f) Borrowers and Parent shall have paid any past due interest due on account of the retroactive increase in the interest rates under the Company and Parent Notes pursuant to Section 4(b) above; and

               g) Borrowers shall have caused each of Glenayre Electronics, Inc. ("Glenayre") and Associates Commercial Corporation and Associates Capitol Services Corporation, and to have executed pursuant to due authorization, and delivered to Lender a valid enforceable modification of its Intercreditor Agreement with Lender satisfactory to Lender in its sole discretion.

               h) Company shall execute collateral assignments of the Transition Services Agreement and Maintenance Services Agreement between it and Wireless Services Operating Corporation, its successors and assigns ("Wireless") and shall assign and pledge to Bank all agreements between it and Wireless, provided that such assignment will recognize that it is subject to any valid defenses of Wireless, including defenses under such agreements or other agreements (including without limitation, rights of setoff, recoupement and reduction).

         7.    Waiver of Claims.

         Borrowers warrant and represent to the Lender that the Note is not subject to any credits, charges, claims, or rights of offset or deduction of any kind or character whatsoever; Borrowers and Guarantors release and discharge Lender from any and all claims and causes of action, whether known or unknown and whether now existing or hereafter arising, including without limitation, any usury claims, that have at any time been owned, or that are hereafter owned, in tort or in contract by Borrowers and their affiliates and Guarantors and that arise out of any one or more circumstances or events that occurred prior to the date of this Agreement. Moreover, Borrowers and their affiliates and Guarantors, jointly and severally, waive any and all claims now or hereafter arising from or related to any delay by Lender in exercising any rights or remedies under the Loan Documents, including, without limitation, any delay in foreclosing any collateral securing any of the Notes.

         8.    Bankruptcy.

         (a) In entering into this Agreement, Borrowers, Guarantors and Lender hereby stipulate, acknowledge and agree that Lender gave up valuable rights and agreed to forbear from exercising legal remedies available to it in exchange for the promises, representations, acknowledgements and warranties of Borrower and Guarantor as contained herein and that Lender would not have entered into this Agreement but for such promises, representations, acknowledgements, agreements, and warranties, all of which have been accepted by Lender in good faith, the breach of which by Borrower or Guarantor in any way, at any time, now or in the future, would admittedly and confessedly constitute cause for dismissal of any such bankruptcy petition pursuant to 11 U.S.C.ss.1112(b).

         (b) As additional consideration for Lender agreeing to forbear from immediately enforcing its rights and remedies under the Credit Agreement and in the Loan Documents, including but not limited to the institution of foreclosing proceedings, Borrowers and Guarantors agree that in the event a bankruptcy petition under any Chapter of the Bankruptcy Code (11 U.S.C.ss.101, et -- seq.) is filed by or against Borrowers at any time after the execution of this Agreement, Lender shall be entitled to the immediate entry of an order from the appropriate bankruptcy court granting Lender complete relief from the automatic stay imposed byss.362 of the Bankruptcy Code (11 U.S.C.ss.362) to exercise its foreclosure and other rights, including but not limited to obtaining a foreclosure judgement and foreclosure sale, upon the filing with the appropriate court of a motion for relief from the automatic stay with a copy of this Agreement attached thereto. Borrowers and Guarantors specifically agree (i) that upon filing a motion for relief from the automatic stay, Lender shall be entitled to relief from the stay without the necessity of an evidentiary hearing and without the necessity or requirement of the Lender to establish or prove the value of the Property, the lack of adequate protection of its interest in the Property, or lack of equity in the Property; (ii) that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed to be "for cause" pursuant to ss.362(d)(1) of the Bankruptcy Code (11 U.S.C.ss.362(d)(1)); and (iii) that Borrowers and Guarantors will not directly or indirectly oppose or otherwise defend against Lender's efforts to gain relief from the automatic stay. This provision is not intended to preclude Borrowers or Guarantors from filing for protection under any Chapter of the Bankruptcy Code. The remedies prescribed in this paragraph are not exclusive and shall not limit Lender's rights under the Loan Documents, this Agreement or under any law.

         (c) All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for Lender entering into this Agreement.

         9.    Miscellaneous.

         a) Expenses. Borrowers hereby jointly and severally agree to pay any and all reasonable expenses of the Lender in anyway relating to this Agreement, including but not limited to appraisal fees, lien and title search fees, borrowing base monitoring fees and actual attorneys' fees simultaneously with the closing of the sale of assets of PTS described above out of ongoing operations, as appropriate.

         b) Reaffirmation. Each of the Guarantors hereby acknowledges and reaffirms its obligations and liabilities under its Guaranty and consents to the modifications made and which may be made to the Credit Agreement and the Notes pursuant to the terms of this Agreement.

         c)    Time is of the essence.

         d) Full Force and Effect. Except as expressly here and amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.

         e) Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signatures of more than one party and all of which taken together shall constitute one in the same original same instruments.



                                      BORROWER

                                      PNI SYSTEMS, LLC

                                      By:  Preferred Networks, Inc., its manager


                                           By:  /s/ Mark H. Dunaway
                                           Title:  Chief Executive Officer


                                      PREFERRED NETWORKS, INC.


                                      By: /s/ Mark H. Dunaway
                                      Title: Chief Executive Officer

                                   GUARANTORS

PNI SPECTRUM, LLC                                            PREFERRED TECHNICAL SERVICES, INC.

By:  Preferred Networks, Inc., its Manager
                                                             By: /s/ Mark H. Dunaway
     By: /s/ Mark B. Jones                                   Title: Chief Executive Officer
     Title: Secretary


PNI GEORGIA, INC.                                            EPS WIRELESS, INC.


By: /s/ Mark H. Dunaway                                      By: /s/ Mark B. Jones
Title: Chief Executive Officer                               Title: Secretary


MERCURY PAGING &                                             HTB COMMUNICATIONS, INC.
COMMUNICATIONS, INC.

                                                             By: /s/ Mark H. Dunaway
By: /s/ Mark H. Dunaway                                      Title: Chief Executive Officer
Title: Chief Executive Officer


CUSTOM PAGE, INC.                                            M.P.C. DISTRIBUTORS, INC.


By: /s/ Mark H. Dunaway                                      By: /s/ Mark H. Dunaway
Title: Chief Executive Officer                               Title: Chief Executive Officer

                                     LENDER

                                                 NATIONSBANK, N.A.


                                                 By: /s/ Michael J. Fey
                                                 Title: Assistant Vice President